Exhibit 3.2

Section 3 -  Nominations. Only persons who are nominated in accordance with the procedures set forth in this Section 3 shall be eligible for election by shareholders as directors.  Nominations of persons for election as directors of the Corporation may be made by or at the direction of the board of directors, or by any shareholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 3.

Nominations other than those made by or at the direction of the directors, shall be made only pursuant to timely notice in writing to the Secretary of the Corporation.  To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 120 calendar days before the first anniversary of the mailing date of the proxy statement sent to shareholders in connection with the previous year’s annual meeting of shareholders. Such shareholder’s notice shall set forth (a) as to each person who is not an incumbent director whom the shareholder proposes to nominate for election as a director, (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of the Corporation which are beneficially owned by such person; and (iv) any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving the notice, (i) the name and record address of such shareholder and (ii) the class and number of shares of the Corporation which are beneficially owned by such shareholder.  Such notice shall be accompanied by the written consent of each proposed nominee to serve as a director of the Corporation, if elected.  The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the provisions of this Section 3, and, if he should so determine, the defective nomination shall be void and ineffective and the person or persons so nominated shall not be eligible for election.